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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in this Registration Statement (Form S-1) of AMIS Holdings, Inc. for the registration of common stock, of our report dated February 6, 2003 (except for the last paragraph of Note 1, as to which the date is September 4, 2003) included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-108028) and related Prospectus of AMIS Holding, Inc. for the registration of common stock, filed with the Securities and Exchange Commission.

      We also continue to consent to the reference to our firm under the caption "Experts" in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-108028) and incorporated by reference in this Registration Statement.

                                        /s/ Ernst & Young LLP

Salt Lake City, Utah
September 22, 2003